Resource Capital Corp. Announces the Appointment of Matthew J. Stern as President
NEW YORK, NY, May 9, 2017 - Resource Capital Corp. (NYSE: RSO) (the "Company"), a real estate investment trust focused on originating, holding and managing commercial mortgage loans and other commercial real estate-related debt investments, today announced that Matthew J. Stern has been appointed as its President.
Mr. Stern brings a wealth of corporate finance, transactional and business development expertise to this new role. He will oversee day-to-day operations, growth initiatives, corporate finance planning and broadening the Company’s relationships with capital sources.
Mr. Stern is a Senior Managing Director of Island Capital Group LLC ("Island Capital"), a leading international real estate merchant bank, and its portfolio company C-III Capital Partners LLC ("C-III"). C-III has owned the Company’s external manager since C-III acquired Resource America, Inc. ("Resource America") in September 2016. Mr. Stern led C-III’s deal team overseeing the acquisition, and he has served as an Executive Vice President of Resource America since the transaction closed.
"We are excited to welcome Matt Stern as our new President. He is a key member of the C-III team, and we believe his valuable skillset and in-depth knowledge of the Company make him exceptionally qualified for the role," said Andrew L. Farkas, Chairman of Resource Capital Corp., C-III and Island Capital. "Matt’s appointment as President underscores our commitment to fully leverage the expertise and resources of the C-III platform to grow and improve the Company."
Mr. Stern, age 43, joined C-III and Island Capital in 2010, and he is a senior member of their investment banking, corporate finance and business development teams. Prior to joining C-III and Island Capital, Mr. Stern served as Managing Director of the investment banking and corporate finance group at Centerline Capital Group ("Centerline" and now Hunt Mortgage Group), where he was responsible for Centerline’s mergers and acquisitions and corporate finance functions. Before joining Centerline in 2006, Mr. Stern worked in the Global Mergers & Acquisitions Group at Lehman Brothers Holdings Inc., focusing on mergers and acquisitions, capital markets and finance transactions.
About Resource Capital Corp.
Resource Capital Corp. is a real estate investment trust that is primarily focused on originating, holding and managing commercial mortgage loans and other commercial real estate-related debt investments. The Company is externally managed by Resource Capital Manager, Inc., which is an indirect wholly-owned subsidiary of C-III, a leading commercial real estate investment management and services company engaged in a broad range of activities. More information about the Company can be found on its website at www.resourcecapitalcorp.com or by contacting Marketing and Investor Relations at pkamdar@resourcecapitalcorp. com.
Investor Contact:
Resource Capital Corp.
www.resourcecapitalcorp.com
pkamdar@resourcecapitalcorp.com

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Edelman
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